PLAN OF EXCHANGE

BY WHICH

BMX Development Corp.

(a Florida corporation)

SHALL ACQUIRE

Panache LLC

(a New York Limited Liability company)

This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 19th day of August 2011, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than August 19, 2011.

I. RECITALS

1. The Parties to this Agreement: BMX Development Corp. ("BMX"), a Florida corporation and Panache LLC (“Panache”), a New York Limited Liability Company.

(1.1) The Capital of BMX consists of 200,000,000 authorized shares of Common Stock, par value $0.001, of which 4,914,500 shares are issued and outstanding. In addition, BMX has 18,500 3-year stock warrants issued and outstanding as part of the sale of common shares under a private placement to unrelated third parties in 2009, the exercise price of which is $2.00

(1.2) The Capital of Panache consists of 20 million authorized membership interest units, of which 20 million membership interest units are issued and outstanding, which for the purposes of this agreement shall be referred to as “Capital Shares”.

3. Transaction Descriptive Summary: BMX desires to acquire Panache and the members of Panache (the “Panache Members”) desire that Panache be acquired by BMX. BMX would acquire 100% of the Capital Shares of Panache in exchange for an issuance by BMX of 17,440,000 new shares of Common Stock of BMX to Panache Members. The above issuance and the simultaneous purchase of Michael Bongiovanni’s common shares will give the Panache Members a 'controlling interest' in BMX representing approximately 90% of the issued and outstanding shares of Common Stock. The transaction will not immediately close but shall be conditioned upon (1) BMX eliminating all known or potential liabilities of BMX as of the closing date, including, but not limited to, any notes payable, loans payable, accounts payable and accrued expenses, accrued payroll and compensation, as well as any liabilities shown on its quarterly report for the period ended June 30, 2011 (FORM 10Q) filed with the Securities and Exchange Commission prior to the Closing and an acknowledgement from Mr. Bongiovanni and the BMX Shareholders that they will be fully responsible for any unknown or undisclosed liabilities up until transfer of control under this Plan of Exchange; (2) the issuance of 17,440,000 new shares of Common Stock of BMX to the Panache Members, which should take no longer than 5 business days, (3) the resignation of Mr. Bongiovanni from the board of directors and as President and Chief Executive Officer of BMX and appointment of his successor(s) as designated by Panache and/or the Panache Members. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance and public notification. BMX shall, at its sole cost and expense prior to Closing, (a) prepare and file with the Securities and Exchange Commission ("SEC") all filings, including without limitation a Current Report on Form 8-K and Schedule 14C, Schedule 14F-1, required to be made in connection with this Agreement or the transactions to be completed pursuant to this Agreement; and (b) make all notifications to shareholders or federal, state and local government agencies required by law or regulation or otherwise appropriate in connection with this Agreement or the transactions to be completed pursuant to this Agreement.

5. Florida compliance. Articles of Exchange are required to be filed by Florida law as the last act to make the plan of exchange final and effective under Florida law.

6. Audited Financial Statements. Not more than 71 days after the Closing, Panache shall at its sole cost and expense provide to BMX audited financial statements of Panache for 2010 and 2009 ("Audit Report"), as required by the Securities and Exchange Commission. The Audit Report shall be performed by an accounting firm registered with the Public Company Accounting Oversight Board

(1)

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder/Member Approval. Panache and BMX shall have secured the approvals of their members and shareholders, respectively for this transaction, if required, in accordance with the laws of their place of organization or incorporation and their constituent documents.

(1.2) Board of Directors. The Board of Directors of BMX shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on August 19, 2011. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders/Members, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) Delivery of Audited Financial Statements. Panache shall have delivered to BMX audited financial statements and an audit report thereon for the years ended December 31, 2010 and 2009 within 71 days after the Closing. Any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at Panache’s expense.

(1.7) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated as of the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

(1.7.1) Representations of BMX and Bongiovanni. To induce Panache, Dale and each of the Panache Members to enter into this transaction and intending for them to rely on them, BMX and Bongiovanni represent and warrant that as of the signing of this Agreement and the date of Closing:

a.                BMX is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

b.               BMX and Bongiovanni have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its or his obligations hereunder. All corporate actions or proceedings to be taken by or on the part of BMX and/or Bongiovanni to authorize and permit the due execution and valid delivery of this Agreement and the transactions contemplated hereunder have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by BMX and Bongiovanni and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms and conditions.

c.                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunto will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of BMX, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which BMX or Bongiovanni are subject, (iii) violate any judgment, order, writ or decree of any court applicable to BMX or Bongiovanni, or (iv) result in a breach of, constitute a default under any contract, agreement or instrument to which BMX or Bongiovanni are a party.

d.               BMX has the authority to issue up to 200,000,000 shares of common stock and has only a single class of stock;

e.                Not more than 4,914,500 shares of stock in BMX have been issued and are outstanding;

f.                As part of the sale of common shares under a private placement to unrelated third parties in 2009, BMX issued not more than 18,500 stock warrants at an exercise price of $2.00 per share and all such warrants which will expire on the third anniversary of their issuance in 2012 if they have not been exercised by then;

g.               Other than as set forth above, there are no preemptive rights, options warrants, conversion privileges or other rights or agreements presently outstanding for the purchase or acquisition from BMX of any of its authorized but unissued stock of any class;

h.               After the transactions contemplated by this Agreement, the Panache Members (including Dale) shall, as a group, own approximately 90% of then issued and outstanding shares of BMX common stock;

i.                 To the extent any shareholders of BMX stock are entitled to dissenter’s rights under the pertinent laws in the State of Florida in connection with any of the transactions contemplated under this Agreement, BMX shall have satisfied and paid any such obligations in full;

j.                 All known or potential liabilities of BMX, including, but not limited to, any notes payable, loans payable, accounts payable and accrued expenses, accrued payroll and compensation, as well as any liabilities shown on its last quarterly report filed with the Securities and Exchange Commission, shall have been paid in full prior to Closing.

k.               The BMX Shares shall be fully paid and non-assessable and free of all liens and encumbrances.

l.                 Bongiovanni is the sole beneficial holder of each of the Bongiovanni Shares and has good and marketable title to the Bongiovanni Shares. There exists no liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting the Bongiovanni Shares. Bongiovanni has sole voting power and sole power to issue instructions with respect to the voting of, and the exercise of any of the rights accruing to the record or beneficial holder of the Bongiovanni Shares.

m.             Upon transfer to them, the Panache Members will acquire good title to the BMX Shares and the Bongiovanni Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting them.

n.               The BMX operating account shall have no less than $50,000 cash in it.

o.               The business and financial information about BMX that has been disclosed is true and correct in all material respects.

p.      There is no action, suit, investigation, claim, arbitration or litigation pending or threatened against BMX or Bongiovanni.

q.               These representations shall survive closing and remain effective for two years after Closing.

(2)

(1.7.2) Representations of Panache and Panache Members. To induce BMX and Bongiovanni to enter into this transaction and intending for them to rely on them, Panache and Panache Members represent and warrant that as of the signing of this Agreement and the date of Closing:

a.                Panache is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.

b.               Panache and Panache Members have the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its or their obligations hereunder. All corporate actions or proceedings to be taken by or on the part of Panache and/or Panache Members to authorize and permit the due execution and valid delivery of this Agreement and the transactions contemplated hereunder have been or will have been prior to the Closing duly and properly taken. This Agreement has been duly executed and validly delivered by Panache and Panache Members and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms and conditions.

c.                The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunto will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the Amended and Restated Operating Agreement of Panache, (ii) violate, or, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Panache and Panache Members are subject, (iii) violate any judgment, order, writ or decree of any court applicable to Panache and Panache Members, or (iv) result in a breach of, constitute a default under any contract, agreement or instrument to which Panache and Panache Members are a party.

d.               The Panache Members are the beneficial owners of 100% of the Units of Membership in Panache and have good and marketable title to those Units of Membership free and clear of any liens or encumbrances, claims, options, voting agreement or charges.

e.                The business and financial information about Panache that has been disclosed is true and correct in all material respects.

f.       There is no action, suit, investigation, claim, arbitration or litigation pending or threatened against Panache or any of the Panache Members.

g.               These representations shall survive closing and remain effective for two years after Closing.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Capital Shares of Panache. Immediately upon or within 30 days from the date of this agreement, BMX shall have 100% of the beneficial interest of Panache LLC.

(2.2) Acquisition Share Issuance. Immediately upon the Closing, BMX shall issue 17,440,000 new investment shares of Common Stock of BMX to the Panache Members in exchange for 100% of the Capital Shares of Panache, and, as a result, the then outstanding common shares shall be as follows:

BMX Issued and outstanding	4,914,500
Acquisition Share Issuance	17,440,000
Resulting Total	22,354,500

The above purchase and issuance along with the purchase of Michael Bongiovanni’s common shares will give the Panache Members a 'controlling interest' in BMX representing approximately 90% of the issued and outstanding shares of Common Stock. All parties to this agreement shall deliver true and correct shareholder lists to the other at Closing.

(2.3) Officer and Director Appointments. At Closing, the current Board of Directors of BMX shall appoint such director nominees as may be designated by the Panache Members to fill vacancies on the Board of Directors of BMX, and, thereafter, the current directors of BMX shall resign. In addition, at closing all officers of BMX shall tender their resignations to the Board of Directors, and new officers of BMX shall be appointed by the newly appointed Board of Directors of BMX. All such director and officer resignations shall be in compliance with the Securities Exchange Act of 1933, as amended, and pursuant to a previously filed Information Statement on Schedule 14F-1, or similar state notice, filed by BMX.

3. Plan of Exchange

(3.1) Exchange and Reorganization: BMX and Panache shall be hereby reorganized, such that BMX shall acquire 100% the Capital Shares of Panache, and Panache shall become a wholly-owned subsidiary of BMX.

(3.2) Issuance of Common Stock: At the Closing, BMX shall issue 17,440,000 new investment shares of Common Stock of BMX to or for the Panache Members within 5 business days upon receiving all the required shareholder information from Panache.

(3.3) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1933, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur upon the approval by the Board of Directors of the parties hereto or are waived by the parties.

(3.4) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.5) Rights of Dissenting Shareholders/Members: Each Party is the entity responsible for the rights of its own dissenting shareholders/members, if any.

(3.6) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of BMX is 19720 Jetton Road, 3rd Floor, Cornelius, NC 28031. The address of Panache is 234 5th Avenue, Suite 415, New York, NY. The address of BMX will be changed, according to the instruction of Panache, before filing of the Form 8-K.

(3.7) Surviving Articles of Incorporation: the Articles of Incorporation of BMX and the operating agreement of Panache shall remain in full force and effect, unchanged.

(3.8) Surviving By-Laws: the By-Laws of BMX shall remain in full force and effect, unchanged.

(3.9) Further Assurance, Good Faith and Fair Dealing: the Members of Panache and the Directors of BMX shall execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others’ shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.10) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.10.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.10.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.10.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.10.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

(3.10.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(3.10.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of Exchange;

(3.10.4-c) Except as set forth in this Plan of Exchange, neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(3.10.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(3.10.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

(3.10.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.10.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

(3.10.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.10.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.10.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.10.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.10.10) SEC Reports. BMX has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "BMX SEC Reports"). None of the BMX SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the BMX SEC Reports, as of their respective dates (and as of the date of any amendment to the respective BMX SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated there under.

(3.10.11) Brokers' or Finder's Fees. Each corporation is unaware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.11) Miscellaneous Provisions

(3.11.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.11.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.11.3) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.11.4) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.11.5) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, or (v) by either party in the event that a condition of closing is not met by September 19, 2011. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to this Agreement. In addition, prior to Closing, BMX shall issue 17,440,000 shares of BMX Common Stock pursuant to Rule 144 under the Securities Act of 1933, as amended, to the Panache Members, and BMX shall acquire 100% of the Capital Shares of Panache.

6. Merger Clause. This Plan of Exchange constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such document supersedes all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

BMX Development Corp.

By: Michael Bongiovanni

Michael Bongiovanni, President

PANACHE LLC

By: James Dale

James Dale, Manager

SCHEDULE A

PANACHE LLC MEMBERS

James Dale	Agata Podedworny

__________________________                                          MIS BEVERAGE HOLDING LLC,

Sjoerd de Jong

By: Maria Gordon

Maria Gordon, Member

By: Ian Grutman

Ian Grutman, Member

By: Samantha Shinman

Samantha Shinman, Member